February 5, 1999

Mr. James J. Fahrner
41445 Fawn Trail
Novi, Michigan

Re:  Stay Bonus Agreement

Dear Jim:

Reference is made to that certain Stay Bonus Agreement dated as of September 21, 1998, by and between you and JPE, Inc. (the "Corporation"). Pursuant to Section 2(b)(1) and 2(c) of the Stay Bonus Agreement, you are entitled to receive a payment of an installment of the Stay Bonus on December 31, 1998. As you know, the Corporation is prohibited from paying such installment pursuant to the terms of the October 1, 1998 Fourth Amendment to the Forbearance Agreement, dated August 10, 1998, as amended, by and among the Corporation and its Banks.

Pursuant to our discussion, you have agreed to extend the date of receipt of payment of the December 31, 1998 installment of the Stay Bonus until the earliest date described in Section 2(b)(2), (3) or (4) or June 30, 1999. In addition, you have agreed that, if the December 31, 1998 installment is paid by June 30, 1999 and the remaining installments are paid as agreed on time to a total of $175,000, then you will waive any claim for the balance under the Stay Bonus Agreement. You also agree that this extension of the date for receipt of the December 31, 1998 installment does not operate as a breach of the Stay Bonus Agreement as long as all other terms of the Agreement are met.

Please confirm your agreement with the foregoing by signing the enclosed copy of this letter and returning it to the undersigned. Thank you for your assistance.

                                           Very truly yours,

                                           JPE, Inc.

                                           /s/ Richard R. Chrysler
                                           --------------------------------
                                           Richard R. Chrysler
                                           President


Agreed this 5th day of February, 1999,
to be effective as of December 31, 1998

/s/ James J. Fahrner
---------------------------------------
James J. Fahrner